Exhibit 10.20

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”), dated as of September 19, 2012 (the “Effective Date”), between WellPoint, Inc., an Indiana corporation (the “Company”) and Venkata R. Madabhushi (the “Executive”).

WITNESSETH

WHEREAS, the Executive is a participant in the WellPoint, Inc. Executive Agreement Plan and the corresponding Employment Agreement dated July 31, 2012 (collectively, the “Employment Agreement”);

WHEREAS, in accordance with Section 6(d) of the Employment Agreement, the Company has decided to terminate Executive’s employment Without Cause;

WHEREAS, in order to ensure a smooth transition of Executive’s duties to his successor, the Company wants Executive to remain employed through January 2, 2013;

WHEREAS, Executive is willing to remain employed through January 2, 2013 and reasonably assist the Company with the transition of his duties.

NOW THEREFORE, intending to be legally bound and for good and valuable consideration, the Company and Executive agree as follows:

1.	Recitals. The foregoing recitals are true and correct and incorporated herein.

2.	Termination of Employment and Severance Benefits.

(a) Executive’s employment with the Company as an employee and not an officer will continue until and cease on January 2, 2013 (“Termination Date”), without the need for any further notice from the Company; provided, however, that the Company retains the right to terminate Executive’s employment sooner if Executive engages in conduct that would constitute Cause for termination of employment, as defined in the Employment Agreement, in which case, the Termination Date shall be the date the Company terminates Executive’s employment for Cause. Through January 2, 2013, Executive shall continue to be an employee of the Company and the Company shall continue to pay base salary to Executive during this period as described in Section 3 of the Employment Agreement. In addition, the Company shall pay the monthly Directed Executive Compensation payments at the Executive Vice President level to Executive during this period. In exchange for receiving base salary and monthly DEC payments from September 20, 2012 through January 2, 2013, Executive agrees to forego any Annual Incentive Plan bonus payment that he might otherwise be entitled to and Executive also agrees that, notwithstanding the grant agreements, all equity grants not vested as of September 19, 2012 shall cancel and be forfeited on September 19, 2012. Executive shall cease accruing Paid Time Off as of September 19, 2012.

(b) As soon as administratively feasible following Executive’s termination of employment, the Company shall pay to Executive a lump sum cash payment equal to the value of 37,042 shares based on the greater of the closing price of Company stock on (1) September 19, 2012 or (2) January 2, 2013. This payment will be subject to all applicable taxes and withholdings.

(c) Provided Executive timely signs and does not revoke a Waiver and Release substantially in the form attached to the Employment Agreement, the Company shall provide Executive with the severance compensation and benefits described in the Employment Agreement for a Separation from Service by reason of a termination of Executive’s employment by the Company for a reason other than death, Disability or Cause (i.e., an involuntary termination Without Cause), including, but not limited to, the compensation and benefits described in Sections 3.2 and 3.3 of the WellPoint, Inc. Executive Agreement Plan.

(d) The Executive agrees that the restrictive covenants described in Section 9 of the Employment Agreement shall remain in full force and effect for 18 months.

3.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to the principles of conflicts of law.

4.	Entire Agreement. This Agreement and the Employment Agreement reflect the complete understanding between the parties concerning their subject matters, and supersede any and all prior agreements, promises, representations or inducements concerning those subject matters.

5.	No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.

6.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective Parties. Delivery of executed pages by facsimiles transmission or e-mail will constitute effective and binding execution and delivery of this Agreement.

7.	Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns.

8.	Dispute Resolution. Any disputes arising out of or relating to this Agreement, including the breach or validity thereof, shall be finally resolved by arbitration in accordance with the procedure set forth in Section 17 of the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLPOINT, INC.

By:	/s/ Randal Brown
Name:	Randal Brown
Title:	EVP & Chief Human Resources Officer

EXECUTIVE

/s/ Venkata R. Madabhushi
Venkata R. Madabhushi

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